Exhibit 99.1

AMARIN NAMES AARON BERG INTERIM PRESIDENT & CHIEF EXECUTIVE OFFICER AND ADDS OLIVER O’CONNOR TO COMPANY’S BOARD OF DIRECTORS

DUBLIN, Ireland and BRIDGEWATER, N.J., April 17, 2023 – Amarin Corporation plc (NASDAQ:AMRN) today announced that the Company’s Board of Directors has appointed Aaron Berg, currently Amarin’s Executive Vice President and President of the U.S. Business, as Interim President and Chief Executive Officer (CEO). In addition, the board has appointed Oliver O’Connor as a new independent Director of the company. Both appointments are effective immediately.

“As the board works quickly to identify a permanent CEO, we are excited to have Aaron step up to lead Amarin at this important time,” said Odysseas Kostas, M.D., and Chairman of the Board. “Aaron brings immense experience in the cardiovascular space and a strong commitment to Amarin and the value of VASCEPA® for patients worldwide. The board looks forward to working together with Aaron quickly to further optimize operations and capital allocation for the Company.”

“I am energized by this opportunity to bring my significant experience and knowledge of the Company and the cardiovascular category as we work to advance Amarin’s strategy in a thoughtful way, together,” said Aaron Berg, Interim President & CEO, Amarin. “I look forward to working with our team and the Board of Directors to focus on key priorities for the Company.”

Mr. Berg joined Amarin in November 2012 and has more than 25 years of biopharmaceutical industry experience. Mr. Berg initially served as Amarin’s Vice President, Marketing and Managed Care. He was promoted to Senior Vice President, Marketing and Sales in February 2014, and to the position of Senior Vice President and Chief Commercial Officer in April 2018. Before joining Amarin, Mr. Berg served as President and Chief Executive Officer for Essentialis, Inc., a development stage pharmaceutical company where he led the company's work on triglyceride management. Prior to joining Essentialis, Mr. Berg served as Vice President of Marketing and Sales at Kos Pharmaceuticals (Kos), where he was instrumental in driving annual revenues approaching $1 billion. Mr. Berg worked at Kos until it was acquired by Abbott Laboratories in December 2006 for $3.7 billion.

“We are also excited to welcome Oliver to the board,” Dr. Kostas said. “Oliver’s deep government and policy experience, matched with his knowledge of the global healthcare and biopharma industry, will be invaluable to Amarin as we look to thoughtfully and strategically unlock the significant value of VASCEPA outside of the U.S.”

Mr. O’Connor brings more than 30 years of experience in government and policy, pharmaceutical industry, banking and finance experience to the Amarin Board. He currently serves as CEO of the Irish Pharmaceutical Healthcare Association and as a Board Member of the Irish Medicines Verification Organisation. Earlier in his career, Mr. O’Connor served as an advisor to the Deputy Prime Minister, Minister for Enterprise, Trade and Employment and Minister for Health and Children in Ireland. With the addition of Mr. O’Connor, the Amarin Board of Directors now comprises 8 directors, including an Irish-domiciled Board member and all of whom are independent.

About Amarin

Amarin is an innovative pharmaceutical company leading a new paradigm in cardiovascular disease management. We are committed to increasing the scientific understanding of the cardiovascular risk that persists beyond traditional therapies and advancing the treatment of that risk for patients worldwide. Amarin has offices in Bridgewater, New Jersey in the United States, Dublin in Ireland, Zug in Switzerland, and other countries in Europe as well as commercial partners and suppliers around the world.

Forward-Looking Statements

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of federal and other securities laws, including the Private Securities Litigation Reform Act of 1995. Such statements include beliefs about the value of VASCEPA, the future of Amarin and plans to optimize operations and capital allocation, and the contributions of Mr. Berg and Mr. O’Connor to such efforts. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. A further list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin's filings with the U.S. Securities and Exchange Commission, including Amarin’s annual report on Form 10-K for the year ended December 31, 2022, and its other filings, including its quarterly reports on Form 10-Q and current reports on Form 8-K. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Amarin undertakes no obligation to update or revise the information contained in its forward-looking statements, whether as a result of new information, future events or circumstances or otherwise. Amarin’s forward-looking statements do not reflect the potential impact of significant transactions the company may enter into, such as mergers, acquisitions, dispositions, joint ventures or any material agreements that Amarin may enter into, amend or terminate.

Availability of Other Information About Amarin

Amarin communicates with its investors and the public using the company website (www.amarincorp.com) and the investor relations website (investor.amarincorp.com), including but not limited to investor presentations and FAQs, Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that Amarin posts on these channels and websites could be deemed to be material information. As a result, Amarin encourages investors, the media and others interested in Amarin to review the information that is posted on these channels, including the investor relations website, on a regular basis. This list of channels may be updated from time to time on Amarin’s investor relations website and may include social media channels. The contents of Amarin’s website or these channels, or any other website that may be accessed from its website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933.

Amarin Contact Information

Investor Inquiries:

Lisa DeFrancesco

Amarin Corporation plc

IR@amarincorp.com

Media Inquiries:

Mark Marmur

Amarin Corporation plc

PR@amarincorp.com